14EPS22O
01/31/2025
COTERRA ENERGY INC.
PERFORMANCE SHARE AWARD AGREEMENT

This Performance Award Agreement (the “Agreement”), made and entered into by and between Coterra Energy Inc. (the “Company”) with its principal office at 840 Gessner Road, Suite 1400, Houston, Texas 77024 and [ Participant Name ], (the “Employee”), is dated as of [ grant date ].
As an additional incentive and inducement to the Employee to remain in the employment of the Company, and to devote his or her best efforts to the business and affairs of the Company, the Company hereby awards to the Employee a Performance Award of [ number of shares granted ] performance shares (the “Performance Shares”) upon the terms and conditions hereinafter set forth.
This Agreement is expressly subject to the terms and provisions of the Company’s 2014 Incentive Plan (the “Plan”). In the event there is a conflict between the terms of the Plan and this Agreement, the terms of the Plan shall control. All undefined capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the Plan.
1.Performance Period. The performance period for the Performance Shares subject to this Agreement shall be the period beginning February 1, 2022 and ending January 31, 2025 (the “Performance Period”).
2.Terms of Award. Each Performance Share represents the right to receive, after the end of the Performance Period and based on the Company’s performance, the aggregate of from 0% to 200% of the Fair Market Value of a share of Coterra Energy Inc. Common Stock, par value $.10/share (“Common Stock”), payable in shares of Common Stock and, if applicable, cash. The number of shares of Common Stock and amount of cash, if any, to be issued or paid with respect to a Performance Share at the end of the Performance Period shall be determined based upon the Company’s achievement of performance criteria established by the Compensation Committee (the “Committee”) of the Board of Directors for the Performance Period as set forth below (the “Performance Criteria”). Each Performance Share shall be payable up to 100% in Common Stock of the Company and, to the extent that the percentage of a Performance Share earned at the end of the Performance Period exceeds 100%, in cash equal to the Fair Market Value of a share of Common Stock. Cash will also be paid in lieu of the issuance of fractional shares of Common Stock.
The Performance Criteria that determine the number of shares of Common Stock (and cash, if applicable) of the Company issued or paid per Performance Share (the “Performance Shares Earned”) is the relative Total Shareholder Return (as defined below) on the Company’s Common Stock as compared to the Total Shareholder Return on the common equity of each company in the Peer Group (as defined below). “Total Shareholder Return (“TSR”)” shall be expressed as the percentage increase in the average daily closing share price for the last month of the Performance Period plus total dividends paid over the Performance Period on a cumulative, reinvested basis, over the average daily closing share price for the first month of the Performance Period. The “Peer Group” is the group of companies set forth on Exhibit A hereto. If during the Performance Period any member of the Peer Group ceases to exist or ceases to have publicly traded common stock as the result of a business combination or other transaction, the Committee may select a replacement company, which shall be included in the Peer Group as of February 1, 2022 instead of the replaced member. If during the Performance Period any member of the Peer Group (i) declares bankruptcy, or (ii) is delisted and ceases to be traded on a national securities exchange, then it will remain in the Performance Peer Group and shall be ranked with any similarly-situated company in last place for purposes of this Section 2.

Active 60107429 2.docx

After the end of the Performance Period, the companies in the Peer Group will be arranged by their respective TSR (highest to lowest), excluding the Company. The Company’s percentile rank will be interpolated between the company with the next highest TSR and the company with the next lowest TSR, based on the differential between the Company’s TSR and the TSR of such companies. The Performance Shares Earned for such period, and the Common Stock issued and cash paid with respect to each Performance Share, shall be determined using the following scale:

Payout Level	Relative TSR Performance (Percentile Rank v. Peers)	Performance Shares Earned

Maximum	≥90th percentile	200%

Target	55th percentile	100%

Threshold	≥30th percentile	50%

<Threshold	<30th percentile	0%

Notwithstanding the foregoing, if the Company’s TSR for the Performance Period is negative, then the Performance Shares Earned, as calculated in the above table, shall not exceed 100% of the Performance Shares, regardless of the Company’s actual percentile ranking in the Peer Group. For example: If (a) Company TSR for the Performance Period is -14% and (b) Company relative TSR performance is in the 75th percentile the Performance Shares Earned would be capped at 100%.

3.Certification and Issuance of Shares. No later than the thirtieth business day following the close of the Performance Period, the Committee shall determine, in writing, the extent to which the Performance Criteria have been met and the amount to be distributed with respect to a Performance Share as provided in Section 2 hereof and the Company shall issue or pay to the Employee the appropriate number of shares of Common Stock and cash as soon as administratively practicable following such Committee determination, but in no event later than March 15, 2025, provided the Employee has been continuously employed with the Company or one of its Subsidiaries during the Performance Period (except as provided in Section 4, Section 6 and Section 7). The Committee has sole and absolute authority and discretion to determine the amount to be distributed with respect to Performance Shares. The determination of the Committee shall be binding and conclusive on the Employee. Notwithstanding anything in this Agreement to the contrary, the Employee shall not be entitled to any Common Stock or cash with respect to the Performance Shares unless and until the Committee determines and certifies the extent to which the Performance Criteria have been met. The number of shares issued shall be reduced by the number of shares of Common Stock equal to the amount the Company is required by any governmental authority to withhold for tax purposes with respect to the payment of the Performance Shares.
4.Termination of Employment. Except as otherwise provided in this Section 4, Section 6 or Section 7, if the Employee’s employment is terminated for any reason prior to the completion of the Performance Period, the Performance Shares shall be immediately forfeited unless otherwise determined by the Committee. In the case of termination of employment by retirement (as defined in the Company’s Employee Handbook as of the date of this Agreement), the Performance Shares shall not be so forfeited and shall otherwise be payable as set forth herein as if such employment continued through the end of the Performance Period. Notwithstanding the foregoing, in the case of a termination of employment by retirement the Employee must be an employee of the Company or one of its Subsidiaries on September 2nd of the year the Performance Shares are granted in order to continue vesting in the Performance Shares. In the case of the termination of employment by reason of death or disability, the Performance Period shall be deemed complete and the Employee shall be deemed to have earned the Performance Shares as calculated in Section 2 above, based on the Company’s relative placement in the Peer Group as of the last day of the month in which the death or disability occurred, without any proration by reason of the shortened Performance Period.
5.Dividend Equivalents. At the same time that the Company delivers the shares of Common Stock pursuant to Section 3, Section 4 or Section 7, the Company shall also pay to the Employee an amount in cash equal to the dividends that would have been paid on each share of Common Stock underlying the Performance Shares Earned had such share been outstanding from the date of grant until the date shares and cash, if applicable, are delivered to the Employee. The dividend equivalent payment pursuant to this Section 5 shall be paid without interest or earnings and will be subject to the payment of applicable withholding taxes. No dividend equivalent payments will be made with respect to Performance Shares that do not vest pursuant to this Agreement.
6.Confidential Information and Non-Competition. In consideration of (i) the Company disclosing and providing access to Confidential Information, as more fully described in Section 6(a) below, (ii) the grant by the Company of the Performance Shares to provide an economic incentive to Employee to use Employee’s best efforts during his/her employment with the Company to advance the business and goodwill of the Company and in order to protect the Company’s interests in its Confidential Information and goodwill after the date hereof, and (iii) other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee, intending to be legally bound, hereby agrees as follows:
    (a)    Employee hereby covenants and agrees that at all times during his or her employment with the Company and for a period of eighteen (18) months after a termination of the Employee’s employment by reason of retirement as provided in Section 4, he or she will not, without the prior written consent of the Company’s chief legal officer, either directly or indirectly, for himself/herself or on behalf of or in conjunction with any other person, company, partnership, corporation or other entity, engage in any activities prohibited in the following subsections (1) through (3) of this Section 6(a):

(1)    Employee shall not assist or directly or indirectly provide services, whether as a partner, employee, consultant, officer, director, manager, agent, associate, investor, or otherwise, to any person or entity which is at the time of such assistance or provision a “Competitor” of the Company. For purposes of this Section 6, the term “Competitor” means any person or entity that is engaged in the exploration and production of oil, gas or other hydrocarbons, the transportation thereof, any other midstream activities or the provision of oilfield services in any state or county/parish thereof in which the Company conducts business and/or has established business plans to conduct business activities within the twelve-month period preceding Employee’s termination.

(2)    In order to assist Employee with his or her duties, the Company shall continue to provide the Employee with access to confidential and proprietary information and other confidential information which is either information not known by actual or potential competitors, customers and third parties of the

Company or is proprietary information of the Company (“Confidential Information”). Such Confidential Information shall include all non-public information the Employee acquired as a result of his or her positions with the Company that might be of any value to a competitor of the Company. Examples of such Confidential Information include, without limitation, non-public information about the Company’s customers, suppliers, and potential acquisition targets; its business operations, structure and methods of operation; its services and pricing; its processes, machines and inventions; it research and know-how; its business planning and strategies; information maintained in its computer systems; devices, processes, compilations of information and records; and future business plans. Employee agrees that such Confidential Information remains confidential even if committed to the Employee’s memory. Employee agrees not to use, divulge, or furnish or make accessible to any third party, company, corporation or other organization (including but not limited to customers, competitors, or governmental agencies), without the Company’s prior written consent, any Confidential Information of the Company, except as necessary in performing his or her duties on behalf of the Company during his or her employment with the Company. The Employee’s obligations under this Section will not apply to the extent that (i) the disclosure of Confidential Information is required by applicable law; provided that, prior to disclosing such Confidential Information, to the fullest extent practicable Employee must notify the Company thereof, which notice will include the basis upon which Employee believes the information is required to be disclosed, or (ii) information otherwise determined to be Confidential Information is or becomes generally available to the public or to persons generally knowledgeable in the Company’s industry without violation of this Agreement by Employee.

(3)    Employee agrees that whenever the Employee’s employment with the Company ends for any reason, (i) all documents containing or referring to the Company’s Confidential Information as may be in the Employee’s possession, or over which the Employee may have control, and all other property of the Company provided to Employee by the Company during the course of Employee’s employment with the Company will be returned to the Company immediately, with no request being required; and (ii) all Company computer and computer-related equipment and software, and all Company property, files, records, documents, drawings, specifications, lists, equipment and similar items relating to the business of the Company, whether prepared by the Employee or otherwise, coming into the Employee’s possession or control during the course of his or her employment shall remain the exclusive property of the Company, and shall be delivered by the Employee to the Company immediately, with no request being required.

    (b)    Employee specifically recognizes and affirms that each of the covenants contained in Section 6(a)(1) through (3) of this Agreement is a material and important term of this Agreement which has induced the Company to provide for the award of Performance Shares granted hereunder, the disclosure of the Confidential Information referenced herein, and the other promises made by the Company herein, and the Employee further agrees that in the event that he or she retires and thereafter (A) the Company determines that Employee has breached any term of Section 6(a) (1) through (3) or (B) all or any part of Section 6(a) is held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in any action between the Employee and the Company, in addition to any other remedies at law or in equity the Company may have available to it, the Employee shall lose the right to receive Performance Shares and any unvested Performance Shares shall be deemed forfeited effective as of the date (A) the Company determines that Employee has breached any term of Section 6(a) or (B) all or any part of Section 6(a) is held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between the Employee and the Company.

    (c)    The Employee and the Company agree that the restrictions set forth in Section 6(a) are reasonable, including the geographic area, duration as to time, and scope of activities restrained. The Employee further agrees that if any covenant contained in Section 6(a) is found by a court of competent jurisdiction to contain limitations as to time, geographical area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographical area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interests of the Company and to enforce the covenants as reformed.

    (d)    The covenants on the part of Employee in this Section 6 are considered independent of any other agreement, and the fact that the Employee has a claim against the Company, whether predicated upon this Agreement or otherwise, is not a defense to enforcement of this Section 6.

7.Change in Control. Upon either of a Change in Control (as defined below) or the Company's ceasing to have publicly traded Common Stock as a result of a business combination or other extraordinary transaction (either to be known as a “Corporate Event”), in each case prior to the completion of the Performance Period, the Performance Period shall be deemed complete and the Employee shall have earned the Performance Shares as calculated in Section 2 above based on Company Relative Placement as of the last day of the month prior to the month in which the Corporate Event occurred, without any proration by reason of the shortened Performance Period.
    Total Shareholder Return at termination of the Performance Period shall be the greater of (i) the result determined under Section 2 above or (ii) the result determined under Section 2 above substituting for the Company average stock price for the last month of the Performance Period the value of consideration per share of such Common Stock received by a shareholder of the Company in connection with the Corporate Event (the “Deemed Share Value”).

    If the Corporate Event also meets the requirements of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended and the related regulations and guidance (collectively, “Section 409A”), then the shares of Common Stock and cash earned (if any) shall be issued to the Employee as provided in Section 3, except that if the Company ceases to have publicly traded Common Stock, then, instead of any share of Common Stock that would otherwise be issued, there shall instead be paid a single lump-sum payment of cash in the amount equal to the aggregate of the Deemed Share Value for each full and fractional share to which the Employee is entitled.

    In all other cases, any benefits to which the Employee becomes entitled by operation of this Section 7 shall be payable (i) on the date on which payment would otherwise have been made had the Performance Period ended as originally scheduled pursuant to Section 1 and (ii) in the form of a single lump-sum payment. Unless the Committee directs otherwise in advance of the Corporate Event, the payment shall be made in cash and shall be in an amount equal to the sum of (1) the aggregate of the Deemed Share Value on the date of the Corporate Event for each full and fractional share to which the Employee is entitled, plus (2) interest compounded monthly from the date of the Corporate Event to the date of payment at the prime interest rate set forth in the Wall Street Journal (or, if such publication ceases to exist, a published interest rate from a source approved by the Committee, in its sole discretion), as adjusted from time to time.

A “Change in Control” shall mean:
(I)The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (I), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (iv) any acquisition by any entity pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (III) of this definition; or
(II)Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(III)Consummation of (A) a reorganization, merger or consolidation involving the Company or involving the issuance of shares of common stock of the Company, (B) an acquisition by the Company, directly or through one or more subsidiaries, of another entity or (C) a sale or other disposition of all or substantially all of the assets of the Company (any such transaction described in the immediately preceding clause (A), (B) or (C) being a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common equity of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation, or the similar managing body of a non-corporate entity, resulting from such

Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(IV)Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, other than a liquidation or dissolution in connection with a transaction to which subsection (III) applies.
8.Employment at Will. This Agreement is not an employment agreement. Nothing contained herein shall be construed as creating any employment relationship other than one at will.
9.Assignment. This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Employee and the successors and assigns of the Company. In no event shall Performance Shares granted hereunder be voluntarily or involuntarily sold, pledged, assigned or transferred by the Employee other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.
10.Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to conflict of law rules or principles. Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against the Employee or the Company only in the courts of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and the Employee and the Company consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any action or proceeding and waives any objection to venue laid herein.
11.Shareholder Status. The Employee shall have no rights of a shareholder with respect to the shares of Common Stock potentially deliverable pursuant to this Agreement unless and until such time as the ownership of such shares of Common Stock has been transferred to the Employee.
12.Controlling Agreement. This Agreement shall supersede and control over any other agreement between the Company and the Employee, whether entered previously or entered subsequent to the date hereof, related to Performance Shares awarded hereunder.

13.Section 409A. The Performance Shares granted under this Agreement are intended to comply with or be exempt from Section 409A, and ambiguous provisions of this Agreement, if any, shall be construed and interpreted in a manner consistent with such intent. This Agreement shall not be amended in a manner that would cause this Agreement or any amounts payable under this Agreement to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Agreement. If any provision of this Agreement would result in the imposition of an additional tax under Section 409A, that provision will be reformed to avoid imposition of the additional tax. If the Employee is a “specified employee” as defined in Section 409A on the date on which the Employee has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Performance Shares settled on account of a separation from service that are deferred compensation subject to Section 409A shall be paid or settled on the earliest of (1) the fifteenth business day following the expiration of six months from the Employee’s separation from service, (2) the date of the Employee’s death, or (3) such earlier date as complies with the requirements of Section 409A. For purposes of Section 409A, each payment under this Agreement shall be deemed to be a separate payment.
14.Miscellaneous.
(a)With the approval of the Board of Directors, the Committee may terminate, amend or modify the Plan; provided, however, that no such termination, amendment or modification of the Plan may in any material way adversely affect the Employee’s rights under this Agreement.
(b)This Agreement shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(c)This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto cause this Agreement to be executed as of the date hereof.
COTERRA ENERGY INC.

/s/ Christopher H. Clason
By:    Christopher H. Clason
Title:    Senior Vice President and
    Chief Human Resources Officer

Employee:

    [ Participant Name ]

EXHIBIT A
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